GAIN Capital Announces Monthly Metrics for September 2015

Bedminster, New Jersey (October 12, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of September 2015.

Retail Metrics

•	OTC average daily volume of $14.7 billion, a decrease of 13.0% from August 2015 and an increase of 35.1% from September 2014.[1]

•	OTC trading volume [2] of $322.8 billion, a decrease of 8.9% from August 2015 and an increase of 35.1% from September 2014.[3]

•	Active OTC accounts[4] of 149,846, a decrease of 0.5% from August 2015 and an increase of 59.8% from September 2014.[5]

•	Futures average daily contracts of 38,072, an increase of 8.3% from August 2015 and 22.9% from September 2014.

•	Futures contracts of 799,517, an increase of 8.3% from August 2015 and 22.9% from September 2014.

Institutional Metrics

•	GTX average daily volume of $15.8 billion, a decrease of 8.5% from August 2015 and 14.0% from September 2014.

•	GTX volume[2] of $347.8 billion, a decrease of 4.2% from August 2015 and 14.0% from September 2014.

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1 OTC average daily volume increased 1.1% from September 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
2 U.S. dollar equivalent of notional amounts traded.
3 OTC trading volume increased 1.1% from September 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 6.5% from September 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Management Commentary

“In Q3 2015, GAIN continued to make strong progress on the integration of City Index, which included a positive response from both legacy GAIN and City Index clients, as well as new customers. The Q3 2015 retail trading environment was more favorable relative to Q2 2015 with higher volatility in indices and commodities resulting in a quarterly retail revenue capture per million in the mid- to high-$90s, generally in line with GAIN’s trailing twelve month average,” remarked Glenn Stevens, Chief Executive Officer.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com